Mail Stop 4628
                                                          October 3, 2018


Via E-mail
Russell T. Kelley, Jr.
Chief Financial Officer
Extraction Oil & Gas, Inc.
370 17th Street, Suite 5300
Denver, Colorado 80202

       Re:     Extraction Oil & Gas, Inc.
               Form 10-K for Fiscal Year Ended December 31, 2017
               Filed February 27, 2018
               File No. 001-37907

Dear Mr. Kelley:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s/ Brad Skinner

                                                          Brad Skinner
                                                          Senior Assistant
Chief Accountant
                                                          Office of Natural
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